Exhibit 99.1

PRESS RELEASE	Contact: Richard P. Smith
For Immediate Release	President & CEO (530) 898-0300
TRICO BANCSHARES ANNOUNCES QUARTERLY RESULTS
CHICO, CA – (April 29, 2020) – TriCo Bancshares (NASDAQ: TCBK) (the “Company”), parent company of Tri Counties Bank, today announced net income of $16,121,000 for the quarter ended March 31, 2020, compared to $22,890,000 during the trailing quarter ended December 31, 2019 and $22,726,000 during the quarter ended March 31, 2019. Diluted earnings per share were $0.53 for the first quarter of 2020, compared to $0.75 for the fourth quarter of 2019 and $0.74 for the first quarter of 2019.
Financial Highlights
Performance highlights and other developments for the Company as of or for the three months ended March 31, 2020 included the following:
•For the three months ended March 31, 2020, the Company’s return on average assets was 1.00%, and the return on average equity was 7.14%.
•During the quarter ended March 31, 2020, the Company paid a cash dividend of $0.22 and repurchased 558,670 shares of common stock for approximately $17.30 million or $30.96 per share.
•As of March 31, 2020, the Company reported total loans, total assets and total deposits of $4.38 billion, $6.47 billion and $5.40 billion, respectively.
•The loan to deposit ratio was 81.05% as of March 31, 2020, as compared to 80.26% at December 31, 2019 and 74.29% at March 31, 2019.
•For the current quarter, net interest margin was 4.34% on a tax equivalent basis as compared to 4.52% in the quarter ended March 31, 2019, and a decrease of 5 basis points from the 4.39% in the trailing quarter.
•Non-interest bearing deposits as a percentage of total deposits were 34.86% at March 31, 2020, as compared to 34.15% at December 31, 2019 and 32.44% at March 31, 2019.
•The average rate of interest paid on deposits, including non-interest-bearing deposits, decreased to 0.19% for the first quarter of 2020 as compared with 0.22% for the trailing quarter, and also decreased by 1 basis point from the average rate paid during the same quarter of the prior year.
•Non-performing assets to total assets were 0.31% at March 31, 2020, as compared to 0.30% as of December 31, 2019, and 0.34% at March 31, 2019.
•The Company adopted and implemented ASU 2016-13, more commonly referred to as the Current Expected Credit Loss (CECL) on January 1, 2020 which resulted in an increase to the allowance for loan losses of $18.9 million and a decrease, net of taxes, to retained earnings of $13.0 million.
•Provision expense for loans and debt securities was $8.0 million during the quarter ended March 31, 2020, as compared to benefits from reversal of $298,000 and $1.6 million for the three month periods ended December 31, 2019 and March 31, 2019, respectively.
•The efficiency ratio was 59.75% for the first quarter of 2020, as compared to 59.92% in the trailing quarter and 60.06% in the same quarter of the 2019 year.
President and CEO, Rick Smith commented, “All of our banking team members have endured much over the past two decades and in every instance, our team members have risen to the occasion to support our customers and communities as a trusted financial partner. The reputation of any company can best be measured by the quality and commitment of its workforce. We have an incredible team that truly cares for its customers, communities, investors and each other. Over the past two weeks the Tri Counties Bank team has been working day and night to implement the Payroll Protection Program (PPP) and help as many businesses and employees of those businesses as they can to the maximum of their abilities. Unfortunately, the PPP program offers only limited help and not all businesses will receive funding from this program. As a result, the economic damage of COVID-19 continues and we expect further damage each day that America and the world remains shut down.” Smith added, "While we cannot predict the duration or severity of the crisis, we enter this cycle with a level of financial strength in excess of the levels from the prior recession which, combined with a history of a conservative balance sheet and experienced leaders, serve as sources of stability and provide us with confidence that we will be able to successfully navigate the uncertain challenges that lay ahead.”
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Financial results reported in this document are preliminary. Final financial results and other disclosures will be reported in our Quarterly Report on Form 10-Q for the period ended March 31, 2020, and may differ materially from the results and disclosures in this document due to, among other things, the completion of final review procedures, the occurrence of subsequent events, or the discovery of additional information.

Summary Results
For the three months ended March 31, 2020, December 31, 2019, and March 31, 2019, the Company’s return on average assets was 1.00%, 1.40% and 1.43%, respectively, and the return on average equity was 7.14%, 10.03% and 10.93%, respectively.
The following is a summary of the components of the Company’s operating results and performance ratios for the periods indicated:

	Three months ended
	March 31,	December 31,
(dollars and shares in thousands)	2020	2019	$ Change	% Change
Net interest income	$63,192	$64,196	$(1,004)	(1.6)%
(Provision for) reversal of loan losses	(8,000)	298	(8,298)	(2,784.6)%
Noninterest income	11,820	14,186	(2,366)	(16.7)%
Noninterest expense	(44,819)	(46,964)	2,145	(4.6)%
Provision for income taxes	(6,072)	(8,826)	2,754	(31.2)%
Net income	$16,121	$22,890	$(6,769)	(29.6)%
Diluted earnings per share	$0.53	$0.75	$(0.22)	(29.3)%
Dividends per share	$0.22	$0.22	$—	0.0%
Average common shares	30,395	30,520	(125)	(0.4)%
Average diluted common shares	30,523	30,650	(127)	(0.4)%
Return on average total assets	1.00%	1.40%
Return on average equity	7.14%	10.03%
Efficiency ratio	59.75%	59.92%

	Three months ended March 31,
(dollars and shares in thousands)	2020	2019	$ Change	% Change
Net interest income	$63,192	$63,870	$(678)	(1.1)%
(Provision for) reversal of loan losses	(8,000)	1,600	(9,600)	(600.0)%
Noninterest income	11,820	11,803	17	0.1%
Noninterest expense	(44,819)	(45,452)	633	(1.4)%
Provision for income taxes	(6,072)	(9,095)	3,023	(33.2)%
Net income	$16,121	$22,726	$(6,605)	(29.1)%
Diluted earnings per share	$0.53	$0.74	$(0.21)	(28.4)%
Dividends per share	$0.22	$0.19	$0.03	15.8%
Average common shares	30,395	30,424	(29)	(0.1)%
Average diluted common shares	30,523	30,658	(135)	(0.4)%
Return on average total assets	1.00%	1.43%
Return on average equity	7.14%	10.93%
Efficiency ratio	59.75%	60.06%

The Company's Preparations and Responses to COVID-19 Pandemic
The Company, as part of its ongoing risk preparation and mitigation efforts, had developed a detailed plan and action measures related to a possible pandemic scenario. This pandemic plan was implemented on March 16, 2020. Subsequently, the Company initiated a series of measures to limit operational disruptions, support customer needs and to ensure the continued safety of employees, customers and vendors. Management continues to monitor and, when appropriate, make changes to our planned response. To date we have:
•Continued to serve customers through digital and other e-banking solutions.
•Augmented business hours and the location and hours of employee teams in order to maximize social distancing protocols, including remote work solutions for nearly 450 employees (nearly 40% of the workforce) in order to balance our "essential worker" and "shelter-in-place" responsibilities.
•Subsequent to March 31, 2020, we processed SBA PPP loan approval requests for nearly 1,200 borrowers and $293.0 million (an estimated 27,000 jobs). Received additional inquiries or applications from approximately 2,700 borrowers which represent an estimated 63,000 jobs.
•Actively engaged borrowers and other businesses in discussions to identify short-term cash flow and other financial needs, which may include possible principal and interest payment deferrals.
•Decided to pause any share repurchase activities until the stay at home orders have been lifted or the end of the pandemic has been identified by State officials.
•Refreshed and analyzed the Company's liquidity, funding and capital stress forecasts and risk assumptions.
•Implemented CDC guidance and best practices to keep our staff and customers safe.
•Implemented cost savings initiatives to support bank earnings.

Balance Sheet
Total loans outstanding reached a record high of $4.38 billion as of March 31, 2020, an increase of 8.5% over the same quarter of the prior year and an annualized increase of 6.7% over the trailing quarter. The growth in earning assets during the quarter were further benefited by a net increase in investment securities of $36,072,000. Net deposit growth of $35,704,000 or 2.7% annualized over the trailing quarter primarily supported growth in the investment securities portfolio while a reduction in excess liquidity was utilized to fund loan growth and ultimately shift the mix of earning assets to those with greater yields. Average earning assets to total average assets continued to increase slightly to 90.4% at March 31, 2020, as compared to 89.8% and 89.6% at December 31, 2019, and March 31, 2019 respectively. Moreover, the Company's loan to deposit ratio continued to increase and reached 81.1% at March 31, 2020 as compared to 80.3% and 74.3% at December 31, 2019, and March 31, 2019 respectively.
Total shareholders' equity decreased by $40,144,000 during the quarter ended March 31, 2020 as a result of $17,295,000 in common stock repurchases, inclusive of net settlements on the vesting or exercise of share based awards, a $12,983,000 impact from the implementation of CECL, and $19,910,000 from further declines in unrealized losses on investment securities recorded, net of tax as a component of accumulated other comprehensive income (loss). These decreases were partially offset by net income of $16,121,000 during the quarter. The Company’s book value per share was $28.91 per share at March 31, 2020 as compared to $29.70 and $28.04 at December 31, 2019, and March 31, 2019, respectively. The Company’s tangible book value per share, calculated by subtracting goodwill and other intangible assets from total shareholders’ equity and dividing that sum by total shares outstanding, was $20.76 per share at March 31, 2020 as compared to $21.69 and $19.86 at December 31, 2019, and March 31, 2019, respectively.
Trailing Quarter Balance Sheet Change

Ending balances	As of March 31,	As of December 31,	$ Change	Annualized % Change
($‘s in thousands)	2020	2019
Total assets	$6,474,309	$6,471,181	$3,128	0.2%
Total loans	4,379,062	4,307,366	71,696	6.7%
Total investments	1,382,026	1,345,954	36,072	10.7%
Total deposits	$5,402,698	$5,366,994	$35,704	2.7%
Loan growth of $71,696,000 or 6.7% on an annualized basis during the first quarter of 2020 provided benefit to the yield on earning assets and net interest margin as excess liquidity was utilized to augment the mix of earning assets.
Average Trailing Quarter Balance Sheet Change

Qtrly avg balances	As of March 31,	As of December 31,	$ Change	Annualized % Change
($‘s in thousands)	2020	2019
Total assets	$6,506,587	$6,482,832	$23,755	1.5%
Total loans	4,329,357	4,231,347	98,010	9.3%
Total investments	1,354,664	1,356,067	(1,403)	(0.4)%
Total deposits	$5,395,933	$5,385,190	$10,743	0.8%
The growth in average loans of $98,010,000 or 9.3% on an annualized basis during the first quarter of 2020 was slightly above the annual year over year growth rate of 8.5%, and significantly higher than the annualized period ended growth of 6.7% due to a strong pipeline of loans that existed coming into 2020 as well as a mild winter which did not impact the completion of construction progress and their migration to a permanent financing solution.
Year Over Year Balance Sheet Change

Ending balances	As of March 31,
($'s in thousands)	2020	2019	$ Change	% Change
Total assets	$6,474,309	$6,471,852	$2,457	—%
Total loans	4,379,062	4,034,331	344,731	8.5%
Total investments	1,382,026	1,564,692	(182,666)	(11.7)%
Total deposits	$5,402,698	$5,430,262	$(27,564)	(0.5)%
Total assets were relatively static between March 2020 and March 2019, with a total increase of $2,457,000. However, during this period loan balances increased by $344,731,000 or 8.5%, which was funded primarily by cash flows from the maturity, prepayment and sales of investment securities which decreased by $182,666,000 or 11.7% during the same period. Additionally, excess cash and due from balances which were reduced by $133,242,000 or 41.8%, were utilized to fund loan growth during the twelve-month period.

Net Interest Income and Net Interest Margin
The following is a summary of the components of net interest income for the periods indicated:

	Three months ended
	March 31,	December 31,
(dollars in thousands)	2020	2019	$ Change	% Change
Interest income	$66,517	$67,918	$(1,401)	(2.1)%
Interest expense	(3,325)	(3,722)	397	(10.7)%
Fully tax-equivalent adjustment (FTE) (1)	271	272	(1)	(0.4)%
Net interest income (FTE)	$63,463	$64,468	$(1,005)	(1.6)%
Net interest margin (FTE)	4.34%	4.39%

Acquired loans discount accretion, net:
Amount (included in interest income)	$1,748	$2,218	$(470)	(21.2)%
Effect on average loan yield	0.16%	0.21%
Effect on net interest margin (FTE)	0.12%	0.16%
Net interest margin less effect of acquired loan discount accretion	4.22%	4.23%

	Three months ended March 31,
(dollars in thousands)	2020	2019	$ Change	% Change
Interest income	$66,517	$67,457	$(940)	(1.4)%
Interest expense	(3,325)	(3,587)	262	(7.3)%
Fully tax-equivalent adjustment (FTE) (1)	271	322	(51)	(15.8)%
Net interest income (FTE)	$63,463	$64,192	$(729)	(1.1)%
Net interest margin (FTE)	4.34%	4.52%

Acquired loans discount accretion, net:
Amount (included in interest income)	$1,748	$1,655	$93	5.6%
Effect on average loan yield	0.17%	0.16%
Effect on net interest margin (FTE)	0.12%	0.17%
Net interest margin less effect of acquired loan discount accretion	4.22%	4.35%

(1)Information is presented on a fully tax-equivalent (FTE) basis. The Company believes the use of this non-generally accepted accounting principles (non-GAAP) measure provides additional clarity in assessing its results, and the presentation of these measures on a FTE basis is a common practice within the banking industry.
Loans may be acquired at a premium or discount to par value, in which case, the premium is amortized (subtracted from) or accreted (added to) interest income over the remaining life of the loan. Generally, as time goes on, the effects of loan discount accretion and loan premium amortization decrease as the purchased loans mature or pay off early. Upon the early pay off of a loan, any remaining (unaccreted) discount or (unamortized) premium is immediately taken into interest income; and as loan payoffs may vary significantly from quarter to quarter, so may the impact of discount accretion and premium amortization on interest income. As a result of the uncertain economic environment and corresponding rate volatility beginning in March 2020, the prepayment rate of portfolio loans, inclusive of those acquired at a premium or discount, declined in the latter half of the first quarter of 2020, following several consecutive quarters of accelerated activity. During the three months ended March 31, 2020, December 31, 2019, September 30, 2019 and June 30, 2019, purchased loan discount accretion was $1,748,000, $2,218,000, $2,360,000, and $1,904,000 respectively. Net accretion for the quarter ended March 31, 2019 was reduced by $259,000 from the early repayment of loans purchased at a premium several years ago.

The following table shows the components of net interest income and net interest margin on a fully tax-equivalent (FTE) basis for the quarterly periods indicated:
ANALYSIS OF CHANGE IN NET INTEREST MARGIN ON EARNING ASSETS
(unaudited, dollars in thousands)

	Three Months Ended			Three Months Ended			Three Months Ended
	March 31, 2020			December 31, 2019			March 31, 2019
	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate
Assets
Loans	$4,329,357	$56,258	5.23%	$4,231,347	$56,862	5.33%	$4,023,864	$54,398	5.48%
Investments-taxable	1,235,672	8,572	2.79%	1,236,717	9,246	2.97%	1,425,352	10,915	3.11%
Investments-nontaxable (1)	118,992	1,175	3.97%	119,350	1,179	3.92%	142,232	1,395	3.98%
Total investments	1,354,664	9,747	2.89%	1,356,067	10,425	3.05%	1,567,584	12,310	3.18%
Cash at Federal Reserve and other banks	199,729	783	1.58%	236,381	903	1.52%	168,518	1,071	2.58%
Total earning assets	5,883,750	66,788	4.57%	5,823,795	68,190	4.65%	5,759,966	67,779	4.77%
Other assets, net	622,837			659,037			666,261
Total assets	$6,506,587			$6,482,832			$6,426,227
Liabilities and shareholders’ equity
Interest-bearing demand deposits	$1,245,896	169	0.05%	$1,227,854	229	0.07%	$1,273,376	$287	0.09%
Savings deposits	1,864,967	1,062	0.23%	1,859,652	1,261	0.27%	1,927,120	1,133	0.24%
Time deposits	430,064	1,320	1.23%	453,894	1,458	1.27%	441,778	1,300	1.19%
Total interest-bearing deposits	3,540,927	2,551	0.29%	3,541,400	2,948	0.33%	3,642,274	2,720	0.30%
Other borrowings	22,790	5	0.09%	20,247	3	0.06%	15,509	13	0.34%
Junior subordinated debt	57,272	769	5.40%	57,205	771	5.35%	56,950	855	6.09%
Total interest-bearing liabilities	3,620,989	3,325	0.37%	3,618,852	3,722	0.41%	3,714,733	3,588	0.39%
Noninterest-bearing deposits	1,855,006			1,843,790			1,744,805
Other liabilities	121,959			114,605			123,599
Shareholders’ equity	908,633			905,585			843,090
Total liabilities and shareholders’ equity	$6,506,587			$6,482,832			$6,426,227
Net interest rate spread (1) (2)			4.20%			4.24%			4.38%
Net interest income and margin (1) (3)		$63,463	4.34%		$64,468	4.39%		$64,191	4.52%
(1)Fully taxable equivalent (FTE)
(2)Net interest spread is the average yield earned on interest-earning assets minus the average rate paid on interest-bearing liabilities.
(3)Net interest margin is computed by calculating the difference between interest income and interest expense, divided by the average balance of interest-earning assets. All yields and rates are calculated using the specific day counts for the period and the total number of days for the year.
Net interest income (FTE) during the three months ended March 31, 2020 decreased $1,005,000 or 1.6% to $63,463,000 compared to $64,468,000 during the three months ended December 31, 2019. Over the same period net interest margin declined 5 basis points to 4.34% as compared to 4.39% in the trailing quarter. The decline in net interest income (FTE) was due primarily to a decline in yield on interest earning assets, which was 4.57% for the quarter ended March 31, 2020, which represents a decrease of 8 basis points over the trailing quarter and a decrease of 20 basis points over the same quarter in the prior year. The index utilized in a significant portion of the Company’s variable rate loans, Wall Street Journal Prime, decreased by 150 basis points during the current quarter to 3.25% at March 31, 2020, as compared to 4.75% at December 31, 2019 and 5.50% at March 31, 2019.
As compared to the same quarter in the prior year, average loan yields decreased 25 basis points from 5.48% during the three months ended March 31, 2019 to 5.23% during the three months ended March 31, 2020. Of the 25 basis point decrease in yields on loans during the comparable three month periods ended March 31, 2020 and 2019, 26 basis points was attributable to decreases in market rates while 1 basis point was gained from the accretion of purchased loan discounts.
The decline in interest expense is attributed primarily to the reduction in the cost of interest bearing deposits, which decreased by 4 basis points as of March 31, 2020 to 0.29% from 0.33% at December 31, 2019, as a direct result of the declining interest rate environment.

Interest Rates and Loan Portfolio Composition
Subsequent to December 31, 2019, declines in several market interest rates, including many rates that serve as reference indices for variable rate loans declined markedly from previous levels. As of December 31, 2019 the Company's loan portfolio consisted of approximately $4,346,723,000 in outstanding principal with a weighted average rate of 4.89%. As of March 31, 2020 the Company's loan portfolio consisted of approximately $4,420,889,000 in outstanding principal balances with weighted average rate of 4.80%. Included in this March 31, 2020 total are variable rate loans totaling $2,948,076,000 of which 81.2% or $2,394,323,000 were at their floor rate. The remaining variable rate loans totaling $553,753,000, which carried a weighted average rate of 5.37% as of March 31, 2020, are subject to further rate adjustment. If those remaining variable rate loans were to collectively, through future rate adjustments, be reduced to their respective floors, they would have a weighted average rate of approximately 4.40% which would result in the reduction of the weighted average rate of the total loan portfolio from 4.80% to approximately 4.70%.
Asset Quality and Credit Loss Provisioning
The allowance for credit losses (ACL), formerly known as the allowance for loan losses was $30,616,000 as of December 31, 2019. Upon adoption of CECL on January 1, 2020, the Company recognized an increase in the ACL for loans totaling $18,913,000, including a reclassification of $481,000 from discounts on acquired loans to the allowance for credit losses, as a cumulative effect adjustment from change in accounting policies, with a corresponding decrease in retained earnings, net of $5,449,000 in taxes of $12,983,000. Management has separately evaluated its held-to-maturity investment securities from obligations of state and political subdivisions utilizing the historical loss data represented by similar securities over a period of time spanning nearly 50 years. Based on this evaluation, management has determined that the expected credit losses associated with these securities is less than significant for financial reporting purposes and therefore, no loss reserves were recorded for these securities at the time of adoption and implementation of the CECL standard.
The Company recorded a provision for credit losses of $8,000,000 and benefit from reversal of provision of $298,000 during the three months ended March 31, 2020 and December 31, 2019, respectively, as compared to a benefit from reversal of $1,600,000 during the three months ended March 31, 2019.
The change in ACL during the quarter ended March 31, 2020 totaled $8,382,000. More specifically, the net loan portfolio growth in the first quarter of 2020 of approximately $71,696,000 combined with changes in credit quality associated with the levels of classified, past due and non-performing loans resulted in the need for a provision for loan losses of $1,063,000 which was partially offset by net recoveries of $382,000. However, the majority of the increase in ACL reflects potential credit deterioration due to the pandemic, specifically portfolio-wide qualitative indicators such as the outlook for changes in California Unemployment and Gross Domestic Product (GDP) resulted in a $7,319,000 increase in provision expense during the current quarter. The Company utilizes a forecast period of approximately eight quarters and obtains the forecast data from publicly available sources as of the balance sheet date. While this forecast data was rapidly evolving and included significant shifts in the magnitude of changes for both the unemployment and GDP factors leading up to the balance sheet date, management noted that the majority of sources identified economic recovery during the year ended 2020 as being most likely.
Loans past due 30 days or more increased by $19,669,000 during the quarter ended March 31, 2020 to $28,693,000, as compared to $9,024,000 at December 31, 2019. The increase in past due balances was driven primarily by three loans from three relationships totaling $17,198,000, one of which was slightly in excess of $13,000,000. All three loans were less than 60 days past due, are considered well-secured and are not expected to become impaired as all of the related borrowers are in active discussions with management regarding their short term resolution needs.
Total non-performing loans were $17,955,000 at March 31, 2020 and remained relatively static as compared to the $16,864,000 and $19,565,000 as of December 31, 2019 and March 31, 2019, respectively. There were no additions and one sale of other real estate owned during three month period ended March 31, 2020. The sold property generated $354,000 in proceeds and had a carrying value of $313,000. As of March 31, 2020, other real estate owned consisted of five properties with a carrying value of $2,229,000.
For the three months ended March 31, 2019, the Company recorded a benefit from the reversal of loan losses of $1,600,000. The benefit from the reversal of the provision was necessitated in part by $1,082,000 in net recoveries on previously charged-off loans during the first quarter of 2019.

Allocation of Loan Loss Reserves by Loan Type
	December 31, 2019 Probable Incurred Losses		January 1, 2020 CECL Adoption		As of March 31, 2020

(dollars in thousands)	Amount	% of Credit Outstanding	Amount	% of Credit Outstanding	Amount	% of Credit Outstanding
Real Estate Mortgage:
CRE - Owner Occupied	$2,325	0.43%	$4,316	0.79%	$5,451	0.99%
CRE - Non Owner Occupied	6,849	0.43%	14,981	0.93%	17,947	1.10%
Multifamily	2,203	0.43%	4,094	0.79%	5,140	0.92%
Farmland	617	0.43%	451	0.31%	713	0.50%
	11,994	0.43%	23,842	0.85%	29,251	1.01%
Consumer:
SFR Mortgage	2,917	0.54%	5,681	1.06%	6,324	1.18%
SFR Equity Lines	5,572	1.67%	10,120	3.03%	10,522	3.08%
Automobile and Other	1,595	1.93%	2,566	3.10%	2,746	3.33%
	10,084	1.06%	18,367	1.92%	19,592	2.05%

Commercial and Industrial	4,533	1.81%	2,505	1.00%	3,868	1.46%
Leases	21	1.64%	9	0.70%	11	0.65%
Agricultural Production	596	1.83%	485	1.49%	594	2.51%
Construction	3,388	1.36%	4,321	1.73%	4,595	1.90%
Allowance for loan and lease losses	30,616	0.71%	49,529	1.15%	57,911	1.32%
Reserve for unfunded loan commitments	2,775		2,775		2,845
Total allowance for credit losses	$33,391		$52,304		$60,756
In addition to the allowance for credit losses above, the Company has acquired various performing loans whose fair value as of the acquisition date was determined to be less than the principal balance owed on those loans. This difference represents the collective discount of credit, interest rate and liquidity measurements which is expected to be amortized over the life of the loans. As of March 31, 2020, the unamortized discount associated with acquired loans totaled $33,033,000 and if aggregated with the allowance for loan losses would collectively represent 2.06% of total gross loans.
Management has evaluated its exposure to various industries which may have an increased level of risk exposure as a result of the economic conditions brought about by the pandemic. As of March 31, 2020, the following industry groups and related portfolio composition have been identified:

Potential At-Risk Loan Segments Resulting from the COVID-19 Pandemic
	Commitment	Outstanding Balance	% of Total Portfolio
(dollars in thousands)
Hotel, Recreation and Leisure	$253,817	$234,420	5.31%
Healthcare	104,432	75,959	1.72%
Retail	91,098	75,393	1.71%
Restaurants, Bars and Catering	60,923	56,747	1.29%
Gas Stations	53,378	48,476	1.10%
Trucking and Transportation	43,028	34,974	0.79%
Grocery and Beverage Stores	26,597	22,616	0.51%
Personal and Professional Services	25,993	22,326	0.51%
Nursing and Residential Care Facilities	26,264	21,589	0.49%
Education	15,777	14,737	0.33%
Childcare	3,157	1,978	0.04%
	$704,464	$609,215	13.81%
To provide financial relief and support to the economy, at the end of March, Congress passed the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”). Subsequently, federal bank regulators announced guidance that offers temporary relief from troubled debt restructuring accounting for loan payment deferrals for certain customers whose businesses are experiencing economic hardship due to Coronavirus. The Company is closely monitoring the effects of the pandemic on our loan and deposit customers. Our management team is focused on assessing the risks in our loan portfolio and working with our customers to mitigate where possible, the risk of potential losses. We have implemented loan programs to allow consumers and businesses impacted by the pandemic to defer loan principal and interest payments for up to 180 days. As of March 31, 2020, loan customer requests to defer payments on 290 loans totaling approximately $149,916,000 were granted.
Non-interest Income
The following table presents the key components of non-interest income for the current and trailing quarterly periods indicated:

	Three months ended
(dollars in thousands)	March 31, 2020	December 31, 2019	$ Change	% Change
ATM and interchange fees	$5,111	$5,227	$(116)	(2.2)%
Service charges on deposit accounts	4,046	4,268	(222)	(5.2)%
Other service fees	758	817	(59)	(7.2)%
Mortgage banking service fees	469	476	(7)	(1.5)%
Change in value of mortgage servicing rights	(1,258)	(159)	(1,099)	691.2%
Total service charges and fees	9,126	10,629	(1,503)	(14.1)%
Increase in cash value of life insurance	720	735	(15)	(2.0)%
Asset management and commission income	916	775	141	18.2%
Gain on sale of loans	891	1,059	(168)	(15.9)%
Lease brokerage income	193	247	(54)	(21.9)%
Sale of customer checks	124	128	(4)	(3.1)%
Gain on sale of investment securities	—	3	(3)	(100.0)%
Gain (loss) on marketable equity securities	47	(14)	61	(435.7)%
Other	(197)	624	(821)	(131.6)%
Total other non-interest income	2,694	3,557	(863)	(24.3)%
Total non-interest income	$11,820	$14,186	$(2,366)	(16.7)%
Non-interest income decreased $2,366,000 or 16.7% to $11,820,000 during the three months ended March 31, 2020 compared to $14,186,000 during the trailing quarter December 31, 2019. The value of mortgage servicing rights declined significantly, which is consistent with the decreases in the rate environment, an increase in the mortgage refinance index and changes in other fair value assumptions. Specifically, accelerated prepayment speeds resulting from decreases in the 15 and 30 year mortgage rates, continued to be the largest contributor to the decline in fair value of the mortgage servicing asset which decreased by $1,258,000 or an additional decrease of $1,099,000 during the three months ended March 31, 2020, as compared to the $159,000 decline during the trailing three months period ended December 31, 2019. Other non-interest income was adversely impacted by decreases of $372,000 in the fair value assets associated with acquired deferred compensation plans which comparatively had increases in value of $171,000 and $199,000 recorded during the three months ended December 31, 2019 and March 31, 2019, respectively.

The following table presents the key components of non-interest income for the current and prior year quarterly periods indicated:

	Three months ended March 31,
(dollars in thousands)	2020	2019	$ Change	% Change
ATM and interchange fees	$5,111	$4,581	$530	11.6%
Service charges on deposit accounts	4,046	3,880	166	4.3%
Other service fees	758	771	(13)	(1.7)%
Mortgage banking service fees	469	483	(14)	(2.9)%
Change in value of mortgage servicing rights	(1,258)	(645)	(613)	95.0%
Total service charges and fees	9,126	9,070	56	0.6%
Increase in cash value of life insurance	720	775	(55)	(7.1)%
Asset management and commission income	916	642	274	42.7%
Gain on sale of loans	891	412	479	116.3%
Lease brokerage income	193	220	(27)	(12.3)%
Sale of customer checks	124	140	(16)	(11.4)%
Gain (loss) on sale of investment securities	—	—	—	nm
Gain on marketable equity securities	47	36	11	30.6%
Other	(197)	508	(705)	(138.8)%
Total other non-interest income	2,694	2,733	(39)	(1.4)%
Total non-interest income	$11,820	$11,803	$17	0.1%
Non-interest income increased $17,000 or 0.1% to $11,820,000 during the three months ended March 31, 2020 compared to $11,803,000 during the comparable three month period in 2019. Non-interest income for the three months ended March 31, 2020 as compared to the same period in 2019 was impacted by changes in the fair value of the Company’s mortgage servicing assets, which contributed to a $613,000 decline. Other non-interest income, as noted above, was also negatively impacted by decreases in the fair value of assets used to fund acquired deferred compensation plans. However, this was partially offset by gains from the sale of mortgage loans, which resulted from increased volume, contributed $479,000 to the overall increase in non-interest income during the three months ended March 31, 2020. As noted in previous quarters, ATM and interchange fees continue to increase, totaling $5,111,000 for the quarter ended March 31, 2020 as compared to $4,581,000 for the comparative period in 2019, for an increase of $530,000.
Non-interest Expense
The following table presents the key components of non-interest expense for the current and trailing quarterly periods indicated:

	Three Months Ended
(dollars in thousands)	March 31, 2020	December 31, 2019	$ Change	% Change
Base salaries, net of deferred loan origination costs	$17,623	$18,594	$(971)	(5.2)%
Incentive compensation	3,101	3,042	59	1.9%
Benefits and other compensation costs	6,548	5,683	865	15.2%
Total salaries and benefits expense	27,272	27,319	(47)	(0.2)%
Occupancy	3,875	3,670	205	5.6%
Data processing and software	3,367	3,403	(36)	(1.1)%
Equipment	1,512	1,724	(212)	(12.3)%
Intangible amortization	1,431	1,430	1	0.1%
Advertising	665	1,411	(746)	(52.9)%
ATM and POS network charges	1,373	1,511	(138)	(9.1)%
Professional fees	703	859	(156)	(18.2)%
Telecommunications	725	753	(28)	(3.7)%
Regulatory assessments and insurance	95	93	2	2.2%
Postage	290	195	95	48.7%
Operational losses	221	307	(86)	(28.0)%
Courier service	331	269	62	23.0%
Gain on sale of foreclosed assets	(41)	—	(41)	—%
Other miscellaneous expense	3,000	4,020	(1,020)	(25.4)%
Total other non-interest expense	17,547	19,645	(2,098)	(10.7)%
Total non-interest expense	$44,819	$46,964	$(2,145)	(4.6)%
Average full-time equivalent staff	1,165	1,163	2	0.2%
Non-interest expense for the quarter ended March 31, 2020 decreased $2,145,000 or 4.6% to $44,819,000 as compared to $46,964,000 during the trailing quarter ended December 31, 2019. This decline in other expenses was led by an advertising expense decline of $746,000 or 52.9% to $665,000 at March 31, 2020 compared to $1,411,000 as of December 31, 2019. In addition, other miscellaneous expenses decreased $1,020,000 or 25.4% to $3,000,000 during the current quarter, as compared to $4,020,000 in the trailing quarter.
The following table presents the key components of non-interest expense for the current and prior year quarterly periods indicated:

	Three months ended March 31,
(dollars in thousands)	2020	2019	$ Change	% Change
Base salaries, net of deferred loan origination costs	$17,623	$16,757	$866	5.2%
Incentive compensation	3,101	2,567	534	20.8%
Benefits and other compensation costs	6,548	5,804	744	12.8%
Total salaries and benefits expense	27,272	25,128	2,144	8.5%
Occupancy	3,875	3,774	101	2.7%
Data processing and software	3,367	3,349	18	0.5%
Equipment	1,512	1,867	(355)	(19.0)%
Intangible amortization	1,431	1,431	—	—%
Advertising	665	1,331	(666)	(50.0)%
ATM and POS network charges	1,373	1,323	50	3.8%
Professional fees	703	839	(136)	(16.2)%
Telecommunications	725	797	(72)	(9.0)%
Regulatory assessments and insurance	95	511	(416)	(81.4)%
Postage	290	310	(20)	(6.5)%
Operational losses	221	225	(4)	(1.8)%
Courier service	331	270	61	22.6%
Gain on sale of foreclosed assets	(41)	(99)	58	(58.6)%
Loss on disposal of fixed assets	—	24	(24)	(100.0)%
Other miscellaneous expense	3,000	4,372	(1,372)	(31.4)%
Total other non-interest expense	17,547	20,324	(2,777)	(13.7)%
Total non-interest expense	$44,819	$45,452	$(633)	(1.4)%
Average full-time equivalent staff	1,165	1,160	5	0.4%
Non-interest expense decreased by $633,000 or 1.4% to $44,819,000 during the three months ended March 31, 2020 as compared to $45,452,000 for the three months ended March 31, 2019. Salary and benefit expense increased $2,144,000 or 8.5% to $27,272,000 during the three months ended March 31, 2020 as compared to $25,128,000 for the same period in 2019. These increases were impacted equally by increased costs associated with production incentives and long term benefit obligation costs. To a lesser extent, increases of $866,000 in base salaries during these comparable periods were the result of annual merit increases in 2019 as well as compensation adjustments associated with changes in the organizational structure of management.
As an offset to the increase above, reductions in advertising expense totaled $666,000 or 50.0%, to $665,000 during the three months ended March 31, 2020 as compared to $1,331,000 for the same period in 2019. Regulatory assessment credits issued by the FDIC during the three month periods ended March 31, 2020 and March 31, 2019 totaled $437,000 and $0, respectively. Other expenses decreased $1,372,000 or 31.4% to $3,000,000 during the current quarter, as compared to $4,372,000 for the same period in 2019.

Provision for Income Taxes
The Company’s effective tax rate was 27.4% for the quarter ended March 31, 2020 as compared to 28.0% for the quarter ended December 31, 2019 and 27.4% for the year ended December 31, 2019.

About TriCo Bancshares
Established in 1975, Tri Counties Bank is a wholly-owned subsidiary of TriCo Bancshares (NASDAQ: TCBK) headquartered in Chico, California, providing a unique brand of customer Service with Solutions available in traditional stand-alone and in-store bank branches in communities throughout Northern and Central California. Tri Counties Bank provides an extensive and competitive breadth of consumer, small business and commercial banking financial services, along with convenient around-the-clock ATM, online and mobile banking access. Brokerage services are provided by the Bank’s investment services through affiliation with Raymond James Financial Services, Inc. Visit www.TriCountiesBank.com to learn more.
Forward-Looking Statement
The statements contained herein that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond our control. There can be no assurance that future developments affecting us will be the same as those anticipated by management. We caution readers that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements. These risks and uncertainties include, but are not limited to, the following: the strength of the United States economy in general and the strength of the local economies in which we conduct operations; the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; inflation, interest rate, market and monetary fluctuations; the impact of changes in financial services policies, laws and regulations; technological changes; weather, natural disasters and other catastrophic events that may or may not be caused by climate change and their effects on economic and business environments in which the Company operates; the adverse impact on the U.S. economy, including the markets in which we operate, of the novel coronavirus, which causes the Coronavirus disease 2019 (“COVID-19”), global pandemic, and the impact of a slowing U.S. economy and increased unemployment on the performance of our loan portfolio, the market value of our investment securities, the availability of sources of funding and the demand for our products; the costs or effects of mergers, acquisitions or dispositions we may make; the future operating or financial performance of the Company, including our outlook for future growth, changes in the level of our nonperforming assets and charge-offs; the appropriateness of the allowance for credit losses including the timing and effects of the implementation of the current expected credit losses model; any deterioration in values of California real estate, both residential and commercial; the effect of changes in accounting standards and practices; possible other-than-temporary impairment of securities held by us; changes in consumer spending, borrowing and savings habits; our ability to attract deposits and other sources of liquidity; changes in the financial performance and/or condition of our borrowers; our noninterest expense and the efficiency ratio; competition and innovation with respect to financial products and services by banks, financial institutions and non-traditional providers including retail businesses and technology companies; the challenges of integrating and retaining key employees; the costs and effects of litigation and of unexpected or adverse outcomes in such litigation; a failure in or breach of our operational or security systems or infrastructure, or those of our third-party vendors or other service providers, including as a result of cyber-attacks and the cost to defend against such attacks; the effect of a fall in stock market prices on our brokerage and wealth management businesses; and our ability to manage the risks involved in the foregoing. Additional factors that could cause results to differ materially from those described above can be found in our Annual Report on Form 10-K for the year ended December 31, 2019, which is on file with the Securities and Exchange Commission (the “SEC”) and available in the “Investor Relations” section of our website, https://www.tcbk.com/investor-relations and in other documents we file with the SEC. Annualized, pro forma, projections and estimates are not forecasts and may not reflect actual results.

TRICO BANCSHARES—CONDENSED CONSOLIDATED FINANCIAL DATA
(Unaudited. Dollars in thousands, except share data)

	Three months ended
	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
Revenue and Expense Data
Interest income	$66,517	$67,918	$68,889	$68,180	$67,457
Interest expense	3,325	3,722	4,201	3,865	3,587
Net interest income	63,192	64,196	64,688	64,315	63,870
Provision for (benefit from) credit losses	8,000	(298)	(329)	537	(1,600)
Noninterest income:
Service charges and fees	9,126	10,629	10,590	10,128	9,070
Gain on sale of investment securities	—	3	107	—	—
Other income	2,694	3,554	3,411	3,295	2,733
Total noninterest income	11,820	14,186	14,108	13,423	11,803
Noninterest expense:
Salaries and benefits	27,272	27,319	26,899	26,719	25,128
Occupancy and equipment	5,387	5,394	5,390	5,490	5,641
Data processing and network	4,740	4,914	4,754	4,624	4,672
Other noninterest expense	7,420	9,337	9,301	9,864	10,011
Total noninterest expense	44,819	46,964	46,344	46,697	45,452
Total income before taxes	22,193	31,716	32,781	30,504	31,821
Provision for income taxes	6,072	8,826	9,386	7,443	9,095
Net income	$16,121	$22,890	$23,395	$23,061	$22,726
Share Data
Basic earnings per share	$0.53	$0.75	$0.77	$0.76	$0.75
Diluted earnings per share	$0.53	$0.75	$0.76	$0.75	$0.74
Dividends per share	$0.22	$0.22	$0.22	$0.19	$0.19
Book value per common share	$28.91	$29.70	$29.39	$28.71	$28.04
Tangible book value per common share (1)	$20.76	$21.69	$21.33	$20.60	$19.86
Shares outstanding	29,973,516	30,523,824	30,512,187	30,502,757	30,432,419
Weighted average shares	30,394,904	30,520,490	30,509,057	30,458,427	30,424,184
Weighted average diluted shares	30,522,842	30,650,071	30,629,027	30,642,518	30,657,833
Credit Quality
Allowance for credit losses to gross loans	1.32%	0.71%	0.75%	0.80%	0.79%
Loans past due 30 days or more	$28,693	$9,024	$8,089	$14,580	$16,761
Total nonperforming loans	$17,955	$16,864	$18,565	$20,585	$19,565
Total nonperforming assets	$20,184	$19,405	$20,111	$22,133	$21,880
Loans charged-off	$402	$1,098	$1,522	$293	$726
Loans recovered	$835	$475	$520	$560	$1,808
Selected Financial Ratios
Return on average total assets	1.00%	1.40%	1.44%	1.45%	1.43%
Return on average equity	7.14%	10.03%	10.42%	10.68%	10.93%
Average yield on loans	5.23%	5.33%	5.46%	5.50%	5.48%
Average yield on interest-earning assets	4.57%	4.65%	4.72%	4.76%	4.77%
Average rate on interest-bearing deposits	0.29%	0.33%	0.34%	0.33%	0.30%
Average cost of total deposits	0.19%	0.22%	0.23%	0.22%	0.20%
Average rate on borrowings & subordinated debt	3.89%	3.96%	3.50%	4.62%	4.75%
Average rate on interest-bearing liabilities	0.37%	0.41%	0.45%	0.42%	0.39%
Net interest margin (fully tax-equivalent)	4.34%	4.39%	4.44%	4.50%	4.52%
Loans to deposits	81.05%	80.26%	78.98%	76.82%	74.29%
Efficiency ratio	59.75%	59.92%	58.82%	60.07%	60.06%
Supplemental Loan Interest Income Data
Discount accretion on acquired loans	$1,748	$2,218	$2,360	$1,904	$1,655
All other loan interest income	$54,510	$54,644	$54,639	$53,587	$52,743
Total loan interest income	$56,258	$56,862	$56,999	$55,491	$54,398
(1)Tangible book value per share is calculated by subtracting goodwill and other intangible assets from total shareholders’ equity and dividing that result by the shares outstanding at the end of the period. Management believes that tangible book value per common share is meaningful because it is a measure that the Company and investors commonly use to assess shareholder value.

TRICO BANCSHARES—CONDENSED CONSOLIDATED FINANCIAL DATA
(Unaudited. Dollars in thousands)

Balance Sheet Data	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
Cash and due from banks	$185,466	$276,507	$259,047	$175,582	$318,708
Securities, available for sale, net	1,005,006	953,098	987,054	1,136,946	1,116,426
Securities, held to maturity, net	359,770	375,606	393,449	412,524	431,016
Restricted equity securities	17,250	17,250	17,250	17,250	17,250
Loans held for sale	2,695	5,265	7,604	5,875	5,410
Loans:
Commercial loans	285,830	283,707	278,458	276,045	269,163
Consumer loans	428,313	445,542	442,539	434,388	418,352
Real estate mortgage loans	3,422,440	3,328,290	3,247,156	3,178,730	3,129,339
Real estate construction loans	242,479	249,827	214,195	214,524	217,477
Total loans, gross	4,379,062	4,307,366	4,182,348	4,103,687	4,034,331
Allowance for credit losses	(57,911)	(30,616)	(31,537)	(32,868)	(32,064)
Total loans, net	4,321,151	4,276,750	4,150,811	4,070,819	4,002,267
Premises and equipment	86,304	87,086	87,424	88,534	89,275
Cash value of life insurance	118,543	117,823	117,088	116,606	117,841
Accrued interest receivable	18,575	18,897	18,205	20,990	20,431
Goodwill	220,872	220,872	220,872	220,972	220,972
Other intangible assets	22,126	23,557	24,988	26,418	27,849
Operating leases, right-of-use	30,221	27,879	28,957	30,030	30,942
Other assets	86,330	70,591	72,134	72,626	73,465
Total assets	$6,474,309	$6,471,181	$6,384,883	$6,395,172	$6,471,852
Deposits:
Noninterest-bearing demand deposits	$1,883,143	$1,832,665	$1,777,357	$1,780,339	$1,761,559
Interest-bearing demand deposits	1,243,192	1,242,274	1,222,955	1,263,635	1,297,672
Savings deposits	1,857,684	1,851,549	1,843,873	1,856,749	1,925,168
Time certificates	418,679	440,506	451,222	441,450	445,863
Total deposits	5,402,698	5,366,994	5,295,407	5,342,173	5,430,262
Accrued interest payable	1,986	2,407	2,847	2,665	2,195
Operating lease liability	30,007	27,540	28,494	29,434	30,204
Other liabilities	96,560	91,984	87,867	74,590	86,362
Other borrowings	19,309	18,454	16,423	13,292	12,466
Junior subordinated debt	57,323	57,232	57,180	57,132	57,085
Total liabilities	5,607,883	5,564,611	5,488,218	5,519,286	5,618,574
Common stock	534,623	543,998	543,415	542,939	542,340
Retained earnings	356,935	367,794	351,751	335,145	319,865
Accum. other comprehensive income (loss)	(25,132)	(5,222)	1,499	(2,198)	(8,927)
Total shareholders’ equity	$866,426	$906,570	$896,665	$875,886	$853,278
Quarterly Average Balance Data
Average loans	$4,329,357	$4,231,347	$4,142,602	$4,044.044	$4,023,864
Average interest-earning assets	$5,883,750	$5,823,795	$5,810,248	$5,764.966	$5,759,966
Average total assets	$6,506,587	$6,482,832	$6,452,470	$6,385.889	$6,426,227
Average deposits	$5,395,933	$5,385,190	$5,327,235	$5,370.879	$5,387,079
Average borrowings and subordinated debt	$80,062	$77,452	$130,506	$75.185	$72,459
Average total equity	$908,633	$905,585	$890,667	$866.284	$843,090
Capital Ratio Data
Total risk based capital ratio	15.1%	15.1%	15.2%	14.9%	14.4%
Tier 1 capital ratio	13.9%	14.4%	14.5%	14.2%	13.6%
Tier 1 common equity ratio	12.8%	13.3%	13.4%	13.0%	12.5%
Tier 1 leverage ratio	11.2%	11.6%	11.3%	11.1%	10.6%
Tangible capital ratio (1)	10.0%	10.6%	10.6%	10.2%	9.7%
(1)Tangible capital ratio is calculated by subtracting goodwill and other intangible assets from total shareholders’ equity and total assets and then dividing the adjusted assets by the adjusted equity. Management believes that the tangible capital ratio is meaningful because it is a measure that the Company and investors commonly use to assess capital adequacy.
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